Exhibit 5.1

[Wilson Sonsini Goodrich & Rosati, Professional Corporation Letterhead]

May 1, 2003

Veritas Software Corporation

350 Ellis Street
Mountain View, CA 94043

          Re:     REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

      We have examined Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-103911, initially filed on March 19, 2003) to be filed by you with the Securities and Exchange Commission on or about May 2, 2003 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the “Shares”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares pursuant to the acquisition transaction set forth and described in the Registration Statement.

      It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be validly issued, fully-paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation